Exhibit 4.23

Power of Attorney

I, Bin LI, a Chinese citizen with Chinese Identification Card No.: , and a holder of 55.7% of the entire registered capital in Beijing Yixin Information Technology Co., Ltd. (“Beijing Yixin”) as of the date when the Power of Attorney is executed, hereby irrevocably authorize Shanghai Techuang Advertising Co., Ltd. (“WFOE”) to exercise the following rights relating to all equity interests held by me now and in the future in Beijing Yixin (“My Shareholding”) during the term of this Power of Attorney:

WFOE (or any person designated by WFOE) is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation to: 1) attending shareholders’ meetings of Beijing Yixin; 2) exercising all the shareholder’s rights and shareholder’s voting rights I am entitled to under the laws of China and Beijing Yixin of Association, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designate and appoint on behalf of myself the legal representative, the directors, supervisors, the chief executive officer and other senior management members of Beijing Yixin. Without written consent by WFOE, I have no right to increase, decrease, transfer, pledge, or by any other manner to dispose or change My Shareholding.

Without limiting the generality of the powers granted hereunder, WFOE shall have the power and authority to, on behalf of myself, execute all the documents I shall sign as stipulated in the Exclusive Option Agreement entered into by and among me, WFOE and Beijing Yixin on April 20, 2015 and the Equity Pledge Agreement entered into by and among me, WFOE and Beijing Yixin on April 20, 2015 (including any modification, amendment and restatement thereto, collectively the “Transaction Documents”), and perform the terms of the Transaction Documents.

All the actions associated with My Shareholding conducted by WFOE (or the person designated by WFOE) shall be deemed as my own actions, and all the documents related to My Shareholding executed by WFOE shall be deemed to be executed by me. I hereby acknowledge and ratify those actions and/or documents by WFOE.

WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent. If required by PRC laws, WFOE shall designate a PRC citizen to exercise the aforementioned rights. If required by PRC laws or WFOE, I shall grant to the person designated by the WFOE an authorization in form and content same as this Power of Attorney. Once the WFOE withdraw its authorization to any person designated by it to exercise the aforementioned rights, I will immediately withdraw the authorization herein after receiving WFOE’s written notice; except for the above, I shall not withdraw any authorization granted to WFOE or any person designated by WFOE.

During the period that I am a shareholder of Beijing Yixin (whether My Shareholding changed or not), this Power of Attorney shall be irrevocable and continuously effective and valid from the date of execution of this Power of Attorney.

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is written in Chinese and English. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

Bin LI

By:	/s/ Bin Li

Date:	April 20, 2015

Accepted by

Shanghai Techuang Advertising Co., Ltd. (seal)

By:	/s/ Bin Li
Name:	Bin Li
Title:	Legal Representative

Acknowledged by:

Beijing Yixin Information Technology Co., Ltd. (seal)
(seal of Beijing Yixin Information Technology Co., Ltd.)

By:	/s/Bin Li
Name:	Bin LI
Title:	Legal Representative

Schedule A

The following schedule sets forth all other similar agreements the registrant entered into with the relevant Chinese structured entity of the registrant. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date
Beijing Yixin Information Technology Co., Ltd	Shenzhen Tencent Industry Investment Fund Co., Ltd. Shanghai Techuang Advertising Co., Ltd. Beijing Yixin Information Technology Co., Ltd	April 20, 2015
Beijing Yixin Information Technology Co., Ltd	Beijing Jiasheng Investment Management Co., Ltd. Shanghai Techuang Advertising Co., Ltd. Beijing Yixin Information Technology Co., Ltd	April 20, 2015

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